Exhibit 99.1

Sabine Oil & Gas Corporation Announces First Quarter 2015 Financial and Operating Results

HOUSTON, TX — May 11, 2015 /PRNewswire/ — Sabine Oil & Gas Corporation (“Sabine” or the “Company”) (OTCQB:SOGC) today reported its first quarter 2015 financial and operating results.  Throughout this release, the results of operations of the Company presented for periods prior to the Forest Oil business combination on December 16, 2014 reflect the results and operations of the Company’s accounting predecessor, Sabine Oil & Gas LLC.

Key First Quarter 2015 Results and Events:

•                  Increased average daily production by 65% to 305 MMcfe/d, from 185 MMcfe/d during the same period of 2014.  Oil production increased by 116% over the same period in 2014 to 10,072 Bbl/d.

•                  Oil and natural gas liquids (collectively, “liquids”) production volumes comprised 51% of revenues and 39% of total production.

•                  Adjusted EBITDA was $91.1 million, representing a 17% increase over the same period in 2014.

•                  In East Texas, completed eight Cotton Valley horizontal wells which had an average rate for a 30-day period (“IP30”) of over 7.2 MMcfe/d, with 35% liquids.

•                  Also in East Texas, completed a horizontal well in the Pettet formation with an IP30 of over 585 BOEPD, with 79% oil and 91% liquids.

•                  In the Eagle Ford Shale, completed two wells in the Shiner Area in northern DeWitt County and southern Lavaca County which together averaged an IP30 of over 1,300 BOEPD, with 39% oil and 70% liquids.

•                  Also, in the Eagle Ford Shale, completed two wells in the Sugarkane Area in southern DeWitt County which together averaged an IP30 of over 2,300 BOEPD, with 21% oil and 58% liquids.

•                  In North Texas, completed two Granite Wash wells which together averaged an IP30 of over 1,100 BOEPD, with 60% oil and 84% liquids.

“We achieved a 17% increase in Adjusted EBITDA and a 65% increase in average daily output over the first quarter of last year,” said David Sambrooks, Chairman, President and Chief Executive Officer.  “Our 15 completions during the first quarter of 2015 collectively achieved an average IP30 of over 1,300 BOEPD.  During the first quarter of 2015 we reduced rig activity from eight rigs at the beginning of the quarter to two rigs at quarter exit with both of these rigs running in East Texas. We plan to remain at the two rig level, with activity focused in East Texas, for next quarter.  Additionally, we remain in active discussions with our creditors and continue to work closely with our financial and legal advisors to explore all alternatives to improve the Company’s capital structure.  In the meantime, we continue to operate our business in the normal course.”

Results of the First Quarter 2015

Production volumes during the first quarter of 2015 were 27.5 Bcfe, an increase of 10.9 Bcfe or 65% compared to production of 16.6 Bcfe during the first quarter of 2014. The increase in production is primarily due to the Forest Oil business combination completed in December 2014 and the Company’s development program.

Revenues from production of oil, natural gas liquids and natural gas decreased from $112.3 million in the first quarter of 2014 to $97.6 million for the first quarter of 2015, a decrease of 13%. This decrease of $14.7 million was a result of a decline in average prices per Mcfe of 47% (before the effects of economic hedges), partially offset by an increase in production of 65%.

The Company’s realized average price for natural gas including hedges was $4.19 per Mcf in the first quarter of 2015, or $1.29 per Mcf higher than the Company’s unhedged realized average price of $2.90 per Mcf. The Company’s realized average price of oil including hedges was $68.78 per Bbl in the first quarter of 2015, or $26.94 per Bbl higher than the Company’s unhedged realized average price of $41.84 per Bbl.  For the first quarter of 2015, our hedged volumes were approximately 97% of natural gas volumes and 70% of oil volumes, which resulted in a realized gain on such derivative instruments of $46.0 million. For the first quarter of 2014, our hedged volumes were approximately 86% and 82% of our natural gas and oil volumes, respectively, which resulted in a realized loss on such derivative instruments of $7.3 million.

Lease operating expenses increased from $11.4 million for the first quarter of 2014 to $24.4 million in the first quarter of 2015, an increase of 114%. The increase in lease operating expense of $13.0 million is primarily due to an increase in producing properties as a result of development activities throughout 2014 and the Forest Oil business combination. Lease operating expenses increased on a per unit basis from $0.68 per Mcfe in the first quarter of 2014 to $0.89 per Mcfe in the first quarter of 2015.

Marketing, gathering, transportation and other expenses increased from $4.4 million in the first quarter of 2014 to $9.4 million in the first quarter of 2015. Marketing, gathering, transportation and other expense increased on a per unit basis from $0.26 per Mcfe in the first quarter of 2014 to $0.34 per Mcfe in the first quarter of 2015. The per unit increase of $0.08 per Mcfe is primarily associated with increased processing of gas volumes associated with our South Texas development activities throughout 2014 as well as gas volumes associated with our Haynesville development activities in East Texas, which were subject to higher fees due to lack of pipeline infrastructure, coupled with increasing oil volumes associated with development activities and the Forest Oil business combination.

Production and ad valorem taxes decreased from $5.6 million in the first quarter of 2014 to $2.8 million in the first quarter of 2015, a decrease of 51%. Production and ad valorem taxes decreased on a per unit basis from $0.34 per Mcfe in the first quarter of 2014 to $0.10 per Mcfe in the first quarter of 2015. The decrease is primarily due to lower pricing of 55% per Bbl for oil and 43% per Mcfe for natural gas and quicker processing of high cost gas exemptions in 2015, partially offset by increased production due to an active and successful development program throughout 2014 and the Forest Oil business combination.  The Company expects to experience continued variability in its production taxes as a result of the timing of approval of high cost gas tax exemptions. Production and ad valorem taxes as a percentage of oil, natural gas and natural gas liquids revenues were 3% and 5% for the first quarter of 2015 and 2014, respectively.

General and administrative expenses increased from $6.4 million in the first quarter of 2014 to $15.0 million in the first quarter of 2015, an increase of $8.6 million, or 135%, primarily as a result of higher overhead associated with the Forest Oil business combination, including $3.5 million of additional payroll costs and $1.4 million of additional office rent. General and administrative expenses increased on a per unit basis from $0.38 per Mcfe in the first quarter of 2014 to $0.55 per Mcfe in the first quarter of 2015 due to an increase in general and administrative expenses without a proportionate increase in production.

DD&A increased from $39.9 million in the first quarter of 2014 to $54.1 million in the first quarter of 2015, an increase of $14.1 million and 35%. Depletion, depreciation, and amortization decreased on a per unit basis from $2.40 per Mcfe in the first quarter of 2014 to $1.97 per Mcfe in the first quarter of 2015, a decrease of 18%. The decrease in the DD&A rate per Mcfe is driven by increases to proved reserves due to the Forest Oil business combination and an increase in production, partially offset by an increase in the amortization base as a result of development activities without a proportionate change in reserve volumes.

In the first quarter of 2015, the Company recognized a non-cash impairment charge related to oil and natural gas properties of $236.5 million for the carrying value of proved oil and natural gas properties in excess of the ceiling limitation.  The average of the historical unweighted first day of the month prices for the prior twelve month period ended March 31, 2015 was $3.88 per Mmbtu for natural gas and $82.72 per Bbl for oil, compared to $3.99 per Mmbtu for natural gas and $98.30 per Bbl for oil for the prior twelve month period ended March 31, 2014. There were no impairments related to oil and natural gas properties recognized for the quarter ended March 31, 2014.

Other operating expenses in the first quarter of 2015 relate primarily to $3.1 million of consulting costs to advise management and the board of directors on strategic alternatives related to our capital structure, $0.9 million of transaction costs related to the Forest Oil business combination and $0.7 million of charges related to marketing contract volume commitments.  Other operating income for the quarter ended March, 31, 2014 related primarily to the gain on sale of other assets of $1.5 million.

Interest expense increased from $25.8 million in the first quarter of 2014 to $70.2 million in the first quarter of 2015, an increase of $44.4 million, or 172%, primarily as a result of increased borrowings under the Company’s revolving credit facility and the assumption of the 2019 Notes and the 2020 Notes in connection with the consummation of the Forest Oil business combination and increased amortization of debt discount. Additionally we capitalized $1.3 million and $1.9 million of interest expense for the quarters ended March 31, 2015 and 2014, respectively.

The Company recognized a gain on derivative contracts of $36.1 million and loss on derivative contracts of $22.1 million for the quarters ended March 31, 2015 and 2014, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices.

Debt and Liquidity

As of March 31, 2015, the borrowing base under the Company’s revolving credit facility was $1.0 billion, with an outstanding balance of approximately $1.0 billion, which included approximately $29 million of letters of credit. The Company’s semi-annual borrowing base redetermination resulted in a decrease to $750 million, effective April 27, 2015.

The redetermination of the borrowing base resulted in a deficiency of approximately $250 million which must be repaid in six monthly installments of approximately $41.54 million with the first payment being due at the end of May.  As of March 31, 2015, Sabine’s cash balance was approximately $306 million.  As of April 20, 2015, Sabine had a cash balance of approximately $280 million, which provides substantial liquidity to fund its current operations.  The Company is continuing to pay suppliers and other trade creditors in the ordinary course of business.

On May 4, 2015, the Company entered into a forbearance agreement with the lenders under its revolving credit facility.  The forbearance agreement is intended to provide the Company with additional flexibility as it continues discussions with its creditors and their respective professionals regarding the Company’s debt and capital structure, including with respect to the Company’s previously disclosed default under its revolving credit facility and certain potential future events of default.  Additionally, the Company is currently engaged in discussions with the lenders under its second lien term loan facility with respect to a waiver or forbearance of certain previously disclosed defaults.  The Company’s financial advisors, Lazard, and legal advisors, Kirkland & Ellis LLP, are advising management and the board of directors on strategic alternatives related to Sabine’s capital structure.

Hedging

For the remainder of 2015, the Company has NYMEX hedges in place for the remaining calendar year of 2015 on approximately 218,000 MMbtu/d of its projected natural gas production at a weighted average price of $4.15/ MMBtu, and 6,962 Bbl/day of oil production at a weighted average price of $89.80/bbl.  For the calendar year of 2016, the Company has hedge contracts in place for approximately 67,000 MMbtu/d of its projected natural gas production at a weighted average price of $3.26/MMbtu, and 2,750 Bbl/day of oil production at a weighted average price of $62.31/Bbl.  For the calendar year of 2017, the Company has hedge contracts in place for 1,500 Bbl/day of oil production at a weighted average price of $64.80/Bbl.

About Sabine Oil & Gas Corporation

Sabine Oil & Gas Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States. Sabine’s current operations are principally located in the Cotton Valley Sand and Haynesville Shale in East Texas, the Eagle Ford Shale in South Texas, the Granite Wash in the Texas Panhandle and the North Louisiana Haynesville.  For more information about Sabine, please visit www.sabineoil.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may include “forward-looking statements” within the meaning of the U.S. Private Litigation Securities Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about negotiations and discussions with creditors, acquisitions, divestitures and trades, potential strategic alliances, timing and payment of dividends, the availability of capital, and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance that may be included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to execute its business plan and repay its debts when due, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves, the ability to access the capital markets and finance operations, including capital expenditures, risk relating to the Company’s combination with Forest Oil Corporation, including its ability to integrate the operations of the two companies and litigation related to the combination, and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Michael Magilton, Senior Vice President and CFO of Sabine Oil & Gas Corporation, +1-832-242-9600, investorrelations@sabineoil.com

Sabine Oil & Gas Corporation

Operational and Financial Statistics (unaudited)

	Three Months Ended
	March 31,
	2015	2014
Oil, natural gas and NGL sales by product (in thousands):
Oil	$37,928	$39,123
NGL	11,397	17,077
Natural gas	48,303	56,106
Total	$97,628	$112,306

Production data:
Oil (MBbl)	906.45	419.06
NGL (MBbl)	894.69	508.34
Natural gas (Bcf)	16.66	11.05
Combined (Bcfe)(1)	27.47	16.61

Average prices before effects of economic hedges (2):
Oil (per Bbl)	$41.84	$93.36
NGL (per Bbl)	$12.74	$33.59
Natural gas (per Mcf)	$2.90	$5.08
Combined (per Mcfe)(1)	$3.55	$6.76

Average realized prices after effects of economic hedges (2):
Oil (per Bbl)	$68.78	$89.78
NGL (per Bbl)	$12.74	$33.59
Natural gas (per Mcf)	$4.19	$4.55
Combined (per Mcfe)(1)	$5.23	$6.32

Average costs (per Mcfe)(1):
Lease operating	$0.89	$0.68
Marketing, gathering, transportation and other	$0.34	$0.26
Production and ad valorem taxes	$0.10	$0.34
General and administrative	$0.55	$0.38
Depletion, depreciation and amortization	$1.97	$2.40

(1)         Oil and NGL production was converted at six Mcf per Bbl to calculate combined production and per Mcfe amounts.

(2)         Average prices shown in the table reflect prices both before and after the effects of our realized commodity hedging transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivatives.

Sabine Oil & Gas Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)

Revenues
Oil, natural gas and natural gas liquids sales	$97,628	$112,306
Other	397	411
Total revenues	98,025	112,717

Operating expenses
Lease operating	24,355	11,371
Marketing, gathering, transportation and other	9,357	4,386
Production and ad valorem taxes	2,768	5,592
General and administrative	15,038	6,390
Depletion, depreciation and amortization	54,063	39,925
Accretion	474	217
Impairments	236,485	—
Other operating expenses (income)	5,393	(1,429)
Total operating expenses	347,933	66,452
Other income (expenses)
Interest expense	(70,247)	(25,825)
Gain (loss) on derivative instruments	36,124	(22,126)
Total other expenses	(34,123)	(47,951)
Net loss before income taxes	(284,031)	(1,686)
Income tax expense	—	—
Net loss	$(284,031)	$(1,686)

Net loss per share
Basic	$(1.42)	$(0.01)
Diluted	$(1.42)	$(0.01)
Weighted average shares outstanding - basic	200,298	118,863
Weighted average shares outstanding - diluted	200,298	118,863

Sabine Oil & Gas Corporation

ADJUSTED EBITDA (unaudited)

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)

Net loss	$(284,031)	$(1,686)

Reconciliation to derive Adjusted EBITDA (1):
Interest, net of capitalized interest	70,247	25,825
Depletion, depreciation and amortization	54,063	39,925
Impairments	236,485	—
Other	3,969	(1,499)
Amortization of deferred rent	—	(27)
Accretion	474	217
Loss on derivative instruments	11,004	20,941
Option premium amortization	(1,145)	(6,156)
Adjusted EBITDA (1)	$91,066	$77,540

(1)  “Adjusted EBITDA” is a non-GAAP financial measure which Sabine uses in its business. This measure is not calculated or presented in accordance with US GAAP.

We believe the presentation of Adjusted EBITDA provides useful information to investors to evaluate the operations of our business excluding certain items and for the reasons set forth below. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow operating activities or any other measure of financial performance presented in accordance with US GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

We use Adjusted EBITDA for the following purposes:

•                  to assess the financial performance of our assets, without regard to financing methods, capital structure or historical cost basis;

•                  to assess our operating performance and return on capital as compared to those of other companies in the oil and gas industry, without regard to financing or capital structure;

•                  to assess the viability of acquisition and capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                  to assess the ability of our assets to generate cash sufficient to pay interest costs and support indebtedness;

•                  for various purposes, including strategic planning and forecasting;

•                  the term loan facility and the indenture governing the 9.75% Senior Notes due 2017 contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness unless the ratio of adjusted consolidated EBITDA to adjusted consolidated interest expense and other fixed charges over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits);

•                  the 7.25% Senior Notes Due 2019 and the 7.50% Senior Notes due 2020 contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness unless the ratio of adjusted consolidated EBITDA to adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.25 to 1.00 (subject to exceptions within certain limits); and

•                  the revolving credit facility requires us to comply with a financial maintenance ratio in the form of a first lien secured leverage ratio not to exceed 3.0 to 1.0 which is defined as a ratio of consolidated first lien secured debt to Adjusted EBITDA for the period of four fiscal quarters then ending.

Sabine Oil & Gas Corporation

Selected Balance Sheet Data (unaudited)

	March 31,	December 31,
	2015	2014
	(in thousands)
Assets:
Total current assets	$536,028	$284,671
Total property plant and equipment, net	1,879,675	2,066,068
Other non-current assets	167,148	159,189
Total assets	$2,582,851	$2,509,928

Liabilities and Shareholders’ equity:
Total current liabilities	$2,822,619	$2,464,914
Other non-current liabilities	107,812	108,806
Total Liabilities	2,930,431	2,573,720

Shareholders’ deficit	(347,580)	(63,792)

Total Liabilities and shareholders’ equity	$2,582,851	$2,509,928

Selected Cash Flow Data (unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Net cash provided by operating activities	$42,171	$51,652
Net cash used in investing activities	(164,750)	(166,371)
Net cash provided by financing activities	424,943	103,789
Net increase (decrease) in cash and cash equivalents	302,364	(10,930)

Cash and cash equivalents, beginning of period	3,252	11,821
Cash and cash equivalents, end of period	$305,616	$891